Exhibit 99.1


FOR IMMEDIATE RELEASE

NUTRITION 21 REPORTS REDUCED LOSSES AND INCREASED GROSS PROFITS WITH RELEASE OF
                             SECOND QUARTER RESULTS

 COMPANY PREPARES TO ENTER GLOBAL DIABETES CARE MARKET AND EXPANDS DISCUSSIONS
                WITH DISEASE MANAGEMENT PROVIDERS AND CLINICIANS

PURCHASE, N.Y., February 10, 2005 -Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today reported the results from operations for the company's second quarter ended December 31, 2004.

Revenues for the second quarter of fiscal 2005 totaled $3.7 million as compared to $2.3 million for the same period last year. Net loss for the quarter narrowed to $0.3 million, or ($0.01) per diluted share as compared to a net loss of $1.2 million or ($0.03) per diluted share for the second quarter of fiscal 2004.

Year to date revenues for the period ending December 31, 2004 were $6.4 million as compared to $4.8 million for the same period last year. Net loss for the first half of fiscal 2005 was reduced to $1.5 million or ($0.04) per diluted share compared to a net loss of $2.3 million or ($0.06) per diluted share for the same period in the prior year.

Results for the second quarter and for the year to date reflect a $1 million reduction in net loss attributable to a one-time non-refundable $1 million payment received from ImmuCell Corporation. In consideration of this payment, the company waived its remaining rights to receive potential milestone and royalty payments for a majority of the animal health applications covered by its patented nisin technology.

"This was a significant quarter for our company on many fronts," commented Gail Montgomery, President and Chief Executive Officer of Nutrition 21. "While we saw a growth in our year over year ingredient revenues and gross profits, net of the one time revenue item, the bigger news relates to the achievement of several milestones during the quarter. We believe these achievements will help us to continue our positive momentum at an increasing pace. The achievements, domestically and abroad, include:

      o Confirmation of the safety of chromium picolinate by The UK Food Standards Agency (FSA), an international government regulatory agency,

      o Recognition by the US Congress of the potential role that chromium picolinate may play in mitigating the public health crisis associated with the increased risk of diabetes and its risk factors,

      o The publication in Diabetes Care of an epidemiological study conducted by Harvard School of Public Health researchers, linking low levels of chromium with an increased risk of diabetes and cardiovascular disease, and

      o The first sale of Chromax chromium picolinate as a GRAS (generally recognized as safe) food ingredient to a leading US beverage company for inclusion in a popular consumer beverage product."

Montgomery commented further, "By far our most important second quarter milestone was the successful completion of our pivotal Diachrome study. We announced positive study results in collaboration with XL Health, a leading disease management company, in January of this year. The compelling outcomes of this study have already been submitted for consideration at key scientific meetings . We are confident that we will have an opportunity to present our findings at one or more of these meetings before the close of our fiscal year. Presentation at these meetings represents a critical objective for our company. The presentations allow us to further disclose our findings and should serve to draw increased attention from the scientific community as to the benefits of chromium."

The company indicated that under confidentiality agreements, it has shared Diachrome study data with key medical experts at XL Health and within the Native American community where higher than normal rates of diabetes have been diagnosed. "We are encouraged by their feedback," Montgomery reported, "as a result we have entered into discussions with XL Health to initiate a medically supervised pilot program using Diachrome as a component of diabetes care. We have also agreed to initiate a physician managed pilot program to use Diachrome in clinical practice at a tribal health center. This program is expected to begin before the end of our fiscal year. These are both important steps in securing wide scale adoption of Diachrome for use in medical practice."

Montgomery continued, "According to the International Diabetes Federation, there are currently more than 194 million people with diabetes worldwide. Without action, this number is expected to exceed 333 million by 2025. There is a great need for safe, effective and affordable solutions to the global diabetes epidemic. Given our research findings which suggest that Diachrome can significantly improve blood glucose and measures of cardiovascular risk associated with diabetes, as well as our pending international patent protection, we believe we are now well-positioned to participate in the global diabetes care market. We have a robust regulatory strategy that is international in scope. Accordingly, we have begun the process of registering our product for sale in Canada and the European Union. We are also in discussions with potential licensees for certain international markets as we concurrently prepare for the initial commercialization of Diachrome in the United States."

"We believe that our improving financial results signal that our chromium communications outreach program is beginning to resonate with consumers and healthcare practitioners alike," stated Montgomery. "Our chromium research program has generated exciting outcomes that are slated for presentation and publication in calendar 2005. Two new studies will be presented at the Federation of American Societies for Experimental Biology in April 2005, and an oral presentation and a symposium are slated for the American Psychiatric Association meeting in May 2005. We plan to leverage the unveiling of this research to further stimulate the continued growth of the chromium mineral category and our expansion into functional foods" Montgomery concluded.

FOOD AND DRUG ADMINISTRATION (FDA) QUALIFIED HEALTH CLAIM (QHC) UPDATE:

The company reported that it has agreed to a request for an additional 60 day extension from the FDA regarding the company's application for QHCs for chromium picolinate. The FDA indicated it was unable to complete its review within the initial extension period. Nutrition 21 applied for qualified health claims associating chromium picolinate with reduced risk of insulin resistance, type 2 diabetes and related disease conditions in December 2003.

ABOUT NUTRITION 21

Nutrition 21 is a nutrition bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The Company markets Chromax(R) chromium picolinate, which is the most-studied form of the essential mineral chromium. Nutrition 21 also developed Diachrome(R), which is available through diabetes educators or at www.diachrome.com. Nutrition 21 holds 34 patents for nutrition products and uses, 25 of which are for chromium compounds and their uses. More information is available at http://www.nutrition21.com

SAFE HARBOR PROVISION

This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Contact:

     Al Palombo
     Cameron Associates
     Investor Relations
     (212) 554-5488
     al@cameronassoc.com

                               NUTRITION 21, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                                December 31, 2004  June 30, 2004
                                                -----------------  -------------
ASSETS

Current Assets
         Cash, cash equivalents and short-term
           investments                                $ 2,715          $ 4,164

         Restricted cash                                1,225               --
         Accounts receivable, net                       1,247            1,342
         Other receivables                                128              257
         Inventories                                      849            1,163
         Prepaid expense and other current assets         356              221
                                                      -------          -------
Total Current Assets                                    6,520            7,147

Property and equipment, net                               226              314
Patents, trademarks, and other intangibles, net         7,878            8,719
Other assets                                              187              187
                                                      -------          -------
Total Assets                                          $14,811          $16,367
                                                      =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Accounts payable and accrued expenses        $ 3,577          $ 3,687
         Contingent payments payable                       45               47
                                                      -------          -------
Total Liabilities                                       3,622            3,734
                                                      -------          -------

Stockholders' Equity                                   11,189           12,633
                                                      -------          -------
Total Liabilities and Stockholders' Equity            $14,811          $16,367
                                                      =======          =======

                               NUTRITION 21, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                         Three Months Ended            Six Months Ended
                                            December 31,                 December 31,
                                       ----------------------      ----------------------
                                         2004           2003         2004          2003
                                       --------      --------      --------      --------
Net Sales                              $  2,642      $  2,345      $  5,312      $  4,653
Other Revenues                            1,011            50         1,082           100
                                       --------      --------      --------      --------
Total Revenues                            3,653         2,395         6,394         4,753

Cost of Goods Sold                          672           582         1,282         1,145
                                       --------      --------      --------      --------
Gross Profit                              2,981         1,813         5,112         3,608
Selling, General and
Administrative Expense                    2,228         1,912         4,387         3,753
Research and Development Expense            504           613         1,114         1,041
Depreciation and Amortization               548           540         1,131         1,079
Interest Income, net                         17             4            15             4
                                       --------      --------      --------      --------
Loss before Income Taxes                   (282)       (1,248)       (1,505)       (2,261)
Income Taxes                                  5            --             9            --
                                       --------      --------      --------      --------
Net (loss)                             $   (287)     $ (1,248)     $ (1,514)     $ (2,261)
                                       ========      ========      ========      ========

Basic and diluted (loss) Per Share     $  (0.01)     $  (0.03)     $  (0.04)     $  (0.06)
                                       ========      ========      ========      ========
Weighted Average Number of Common
Shares-Basic and Diluted                 37,992        37,414        37,992        35,557
                                       ========      ========      ========      ========